Exhibit 99.1

Kellogg Company News
For release:	November 3, 2011
Analyst Contact:	Kim Stumm / Simon Burton
(269) 961-6636
Media Contact:	Kris Charles (269) 961-3799

KELLOGG COMPANY REPORTS THIRD QUARTER 2011 RESULTS

BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today announced that third quarter 2011 reported net sales increased 5 percent year-over-year to $3.3 billion. Internal net sales, which exclude the effects of foreign currency translation, rose 3 percent over the same period. Third quarter 2011 operating profit was $464 million, a decline of 14 percent on a reported basis and 16 percent on an internal basis. The decline is partially the result of the acceleration of costs related to supply-chain initiatives which increased cost of goods sold. Approximately 8 points of the decline is due to increased supply-chain costs and 12 points is due to the reinstatement of incentive compensation costs, which was discussed previously. Without these factors, operating profit would have increased from the level posted in the third quarter of 2010.

Third quarter reported net earnings were $290 million, or $0.80 per diluted share, an 11 percent decline from third quarter 2010 reported earnings of $0.90 per diluted share. On a currency-neutral basis, third quarter 2011 earnings per share declined 13 percent.

“We are continuing to rebuild our momentum as a company. The third quarter offered some compelling signs of improvement, particularly top-line growth and in-market performance. Rebuilding momentum takes time, especially in challenging market environments. We increased the levels of investment in our supply chain in the quarter, a process we will continue. This multi-year program will improve the infrastructure and drive reliability and capability,” said John Bryant, Kellogg Company’s president and chief executive officer.

North America

During the third quarter 2011, Kellogg North America net sales were $2.2 billion, a 4 percent increase on both a reported and internal basis. On an internal basis, North America Retail Cereal net sales were flat for the quarter due to fluctuations in trade inventory. However, underlying consumption in measured channels grew by approximately 5 percent. North America Retail Snacks delivered internal net sales growth of 3 percent driven by growth in crackers, cookies,

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and wholesome snacks. Internal net sales for the North America Frozen and Specialty Channels grew a strong 12 percent driven by growth in the Frozen Foods business. North America operating profit decreased 12 percent on a reported basis and 13 percent on an internal basis driven by the supply-chain investment, the consequent higher cost of goods sold, and the reinstatement of incentive compensation.

International

Kellogg International posted third quarter reported net sales of $1.1 billion, an increase of 7 percent year-over-year on a reported basis. For Kellogg International, internal net sales growth, which excludes the effects of currency translation, increased 2 percent. Internal net sales in Europe declined 2 percent driven by a continuing difficult operating environment in the United Kingdom. Continental Europe continued to improve with growth posted across France, Italy, and Spain. Latin America internal net sales rose 9 percent. Latin America is building momentum across the region driven by strong innovation and brand-building investment. Asia Pacific’s internal net sales grew 2 percent, but performance was adversely impacted by a customer trading issue in Australia.

Kellogg International operating profit declined 9 percent on a reported basis and 13 percent on an internal basis. Latin America’s internal operating profit grew 19 percent for the quarter driven by strong sales growth. Europe’s internal operating profit was down 21 percent due to the difficult trading environment in the United Kingdom and higher input costs. Asia Pacific’s internal operating profit decreased by 14 percent in the third quarter driven by an issue with a customer in Australia.

Interest and Tax

In the third quarter 2011, Kellogg’s interest expense totaled $58 million, an improvement over the same quarter in 2010. The reported effective tax rate for the third quarter 2011 was 27 percent.

Cash flow

Cash flow, defined as cash from operating activities less capital expenditures, was $877 million year-to-date. Year-to-date, Kellogg repurchased approximately $690 million of shares under its $2.5 billion three-year share repurchase authorization.

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Kellogg Adjusts 2011 Earnings Guidance to Reflect Investment

The Company reaffirmed its guidance for internal net sales growth in the range of 4 to 5 percent for the full-year 2011. The Company lowered its internal operating profit guidance to a range of down 2 to 4 percent for the year due to the impact of the third quarter results and expected continued investments in supply chain during the remainder of the year. Full-year currency-neutral earnings per share are now expected to be approximately flat on a year-over-year basis. Assuming no foreign exchange impact, this implies earnings per share of approximately $3.27 to $3.33. The Company estimates a foreign exchange benefit of $.08, which would result in reported 2011 earnings per share guidance in the range of $3.35 to $3.41.

Kellogg Provides Preliminary Outlook for 2012

The Company continues on the path to rebuild momentum in 2012. Internal net sales are expected to grow by 4 to 5 percent, above long-term annual targets, reflecting price/mix benefits and a strengthening innovation pipeline. Kellogg expects growth in operating profit and earnings per share to be below its long-term annual targets, as it continues to invest in the future. Currency-neutral earnings per share are anticipated to grow 2 to 4 percent including a benefit from the three-year $2.5 billion share repurchase program and the impact of continued investments in supply chain, the re-implementation of SAP, and an increase in the level of investment in brand building.

Bryant continued, “We’re making progress in 2011 by strengthening our innovation pipeline and investing in our supply chain. We expect this progress to continue throughout 2012 as we work to invest further in our ability to deliver dependable growth. As always, we are firmly committed to running the business for the long term and will continue to invest in our business in 2012; we believe this is the best way to ensure sustainable momentum.”

Conference Call / Webcast

Kellogg will host a conference call to discuss these results on November 3, 2011 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing (888) 338-8373 in the U.S., and (973) 872-3000 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Rebroadcast information is available at http://investor.kelloggs.com.

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About Kellogg Company

For more than 100 years, consumers have counted on Kellogg for great-tasting, high-quality and nutritious foods. Kellogg Company, with 2010 sales of more than $12 billion, is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles and veggie foods. Kellogg Company’s beloved brands, which are manufactured in 18 countries and marketed in more than 180 countries, include Kellogg’s®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, All-Bran®, Mini-Wheats®, Nutri-Grain®, Rice Krispies®, Special K®, Chips Deluxe®, Famous Amos®, Sandies®, Austin®, Club®, Murray®, Kashi®, Bear Naked®, Morningstar Farm®, Gardenburger® and Stretch Island®. For more information on the Kellogg Company, including our corporate responsibility initiatives, visit www.kelloggcompany.com.

Forward-Looking Statements Disclosure

This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning.

The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign

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economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

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Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(millions, except per share data)

	Quarter ended		Year-to-date period ended
(Results are unaudited)	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Net sales	$3,312	$3,157	$10,183	$9,537

Cost of goods sold	1,962	1,788	5,969	5,438
Selling, general and administrative expense	886	828	2,635	2,438

Operating profit	464	541	1,579	1,661

Interest expense	58	62	178	188
Other income (expense), net	(9)	1	(10)	9

Income before income taxes	397	480	1,391	1,482
Income taxes	107	143	394	427

Net income	$290	$337	$997	$1,055

Net income (loss) attributable to noncontrolling interests	—	(1)	(2)	(3)

Net income attributable to Kellogg Company	$290	$338	$999	$1,058

Per share amounts:
Basic	$.81	$.91	$2.75	$2.80
Diluted	$.80	$.90	$2.73	$2.78

Dividends per share	$.4300	$.4050	$1.2400	$1.1550

Average shares outstanding:
Basic	360	373	363	378

Diluted	363	376	365	381

Actual shares outstanding at period end			359	368

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Kellogg Company and Subsidiaries

SELECTED OPERATING SEGMENT DATA

(millions)
	Quarter ended		Year-to-date period ended
(Results are unaudited)	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Net sales
North America	$2,217	$2,130	$6,812	$6,469
Europe	585	564	1,840	1,730
Latin America	274	247	816	709
Asia Pacific (a)	236	216	715	629

Consolidated	$3,312	$3,157	$10,183	$9,537

Segment operating profit
North America (b)	$357	$407	$1,203	$1,269
Europe	84	102	287	307
Latin America	43	34	152	126
Asia Pacific (a)	23	25	79	82
Corporate (b)	(43)	(27)	(142)	(123)

Consolidated	$464	$541	$1,579	$1,661

(a)	Includes Australia, Asia and South Africa.
(b)	Research and Development expense totaling $3 million for the quarter ended October 2, 2010 and $8 million for the year-to-date period ended October 2, 2010 was reallocated to Corporate from North America.

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Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

(millions)

	Year-to-date period ended
	October 1,	October 2,
(unaudited)	2011	2010
Operating activities
Net income	$997	$1,055
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	270	265
Deferred income taxes	(2)	(53)
Other	133	116
Postretirement benefit plan contributions	(187)	(45)
Changes in operating assets and liabilities	58	(259)

Net cash provided by operating activities	1,269	1,079

Investing activities
Additions to properties	(392)	(252)
Other	11	2

Net cash used in investing activities	(381)	(250)

Financing activities
Net issuances of notes payable	689	547
Issuances of long-term debt	397	—
Reductions of long-term debt	(946)	(1)
Net issuances of common stock	265	178
Common stock repurchases	(693)	(907)
Cash dividends	(452)	(435)
Other	10	7

Net cash used in financing activities	(730)	(611)

Effect of exchange rate changes on cash and cash equivalents	(20)	7

Increase in cash and cash equivalents	138	225
Cash and cash equivalents at beginning of period	444	334

Cash and cash equivalents at end of period	$582	$559

Supplemental financial data:
Cash Flow (operating cash flow less property additions) (a)	$877	$827

(a)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

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Kellogg Company and Subsidiaries

CONSOLIDATED BALANCE SHEET

(millions, except per share data)

	October 1,	January 1,
	2011	2011
	(unaudited)	*
Current assets
Cash and cash equivalents	$582	$444
Accounts receivable, net	1,302	1,190
Inventories:
Raw materials and supplies	252	224
Finished goods and materials in process	761	832
Deferred income taxes	159	110
Other prepaid assets	122	115

Total current assets	3,178	2,915
Property, net of accumulated depreciation of $4,858 and $4,690	3,193	3,128
Goodwill	3,622	3,628
Other intangibles, net of accumulated amortization of $48 and $47	1,455	1,456
Pension	480	333
Other assets	335	387

Total assets	$12,263	$11,847

Current liabilities
Current maturities of long-term debt	$—	$952
Notes payable	737	44
Accounts payable	1,200	1,149
Accrued advertising and promotion	446	405
Accrued income taxes	18	60
Accrued salaries and wages	239	153
Other current liabilities	461	421

Total current liabilities	3,101	3,184
Long-term debt	5,300	4,908
Deferred income taxes	790	697
Pension liability	195	265
Nonpension postretirement benefits	191	214
Other liabilities	401	425

Commitments and contingencies

Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	510	495
Retained earnings	6,644	6,122
Treasury stock, at cost	(3,050)	(2,650)
Accumulated other comprehensive income (loss)	(1,926)	(1,914)

Total Kellogg Company equity	2,283	2,158
Noncontrolling interests	2	(4)

Total equity	2,285	2,154

Total liabilities and equity	$12,263	$11,847

*	Condensed from audited financial statements.

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Kellogg Company and Subsidiaries

Analysis of net sales and operating profit performance

Third quarter of 2011 versus 2010
(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consoli- dated
2011 net sales	$2,217	$585	$274	$236	$—	$3,312

2010 net sales	$2,130	$564	$247	$216	$—	$3,157

% change—2011 vs. 2010:
Volume (tonnage) (b)	-.7%	-4.5%	-3.0%	-5.0%	—	-1.9%
Pricing/mix	4.4%	2.9%	12.3%	7.0%	—	5.0%

Subtotal—internal business	3.7%	-1.6%	9.3%	2.0%	—	3.1%
Foreign currency impact	.4%	5.2%	1.3%	7.8%	—	1.8%

Total change	4.1%	3.6%	10.6%	9.8%	—	4.9%

(dollars in millions)	North America (c)	Europe	Latin America	Asia Pacific (a)	Corporate (c)	Consoli- dated
2011 operating profit	$357	$84	$43	$23	$(43)	$464

2010 operating profit	$407	$102	$34	$25	$(27)	$541

% change—2011 vs. 2010:
Internal business	-12.7%	-20.9%	19.0%	-13.6%	-54.5%	-15.7%
Foreign currency impact	.5%	4.5%	2.8%	4.5%	—	1.6%

Total change	-12.2%	-16.4%	21.8%	-9.1%	-54.5%	-14.1%

(a)	Includes Australia, Asia, and South Africa.

(b)	We measure the volume impact (tonnage) on revenues based on the stated weight of our product shipments.

(c)	Research and Development expense totaling $3 million for the quarter ended October 2, 2010 was reallocated to Corporate from North America.

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Kellogg Company and Subsidiaries

Analysis of net sales and operating profit performance

Year-to-date 2011 versus 2010
(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consoli- dated
2011 net sales	$6,812	$1,840	$816	$715	$—	$10,183

2010 net sales	$6,469	$1,730	$709	$629	$—	$9,537

% change - 2011 vs. 2010:
Volume (tonnage) (b)	1.0%	-2.7%	—%	—%	—	.2%
Pricing/mix	3.8%	2.2%	8.8%	2.6%	—	3.8%

Subtotal - internal business	4.8%	-.5%	8.8%	2.6%	—	4.0%
Foreign currency impact	.5%	6.8%	6.3%	11.1%	—	2.8%

Total change	5.3%	6.3%	15.1%	13.7%	—	6.8%

(dollars in millions)	North America (c)	Europe	Latin America	Asia Pacific (a)	Corporate (c)	Consoli- dated
2011 operating profit	$1,203	$287	$152	$79	$(142)	$1,579

2010 operating profit	$1,269	$307	$126	$82	$(123)	$1,661

% change - 2011 vs. 2010:
Internal business	-5.7%	-12.8%	12.6%	-13.7%	-14.9%	-7.6%
Foreign currency impact	.5%	6.4%	7.5%	9.9%	—	2.7%

Total change	-5.2%	-6.4%	20.1%	-3.8%	-14.9%	-4.9%

(a)	Includes Australia, Asia, and South Africa.
(b)	We measure the volume impact (tonnage) on revenues based on the stated weight of our product shipments.
(c)	Research and Development expense totaling $8 million for the year-to-date period ended October 2, 2010 was reallocated to Corporate from North America.

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Kellogg Company and Subsidiaries

Up-Front Costs*

$ millions

	Quarter ended October 1, 2011			Year-to-date period ended October 1, 2011
	Cost of goods sold (a)	Selling, general and administrative expense	Total	Cost of goods sold (a)	Selling, general and administrative expense	Total
2011
North America	$3	$9	$12	$14	$19	$33
Europe	4	—	4	12	—	12
Latin America	—	—	—	—	1	1
Asia Pacific	—	—	—	2	—	2
Corporate	—	—	—	—	—	—

Total	$7	$9	$16	$28	$20	$48

	Quarter ended October 2, 2010			Year-to-date period ended October 2, 2010
	Cost of goods sold	Selling, general and administrative expense	Total	Cost of goods sold	Selling, general and administrative expense	Total
2010
North America	$—	$9	$9	$13	$18	$31
Europe	3	1	4	11	1	12
Latin America	1	—	1	2	—	2
Asia Pacific	1	—	1	2	2	4
Corporate	—	1	1	—	3	3

Total	$5	$11	$16	$28	$24	$52

2011 Variance - better(worse) than 2010
North America	$(3)	$—	$(3)	$(1)	$(1)	$(2)
Europe	(1)	1	—	(1)	1	—
Latin America	1	—	1	2	(1)	1
Asia Pacific	1	—	1	—	2	2
Corporate	—	1	1	—	3	3

Total	$(2)	$2	$—	$—	$4	$4

*	Up-front costs are charges incurred by the Company which will result in future cash savings and/or reduced depreciation. They also include expense associated with capital projects across our supply chain network.
(a)	Includes expense associated with capital projects across our supply chain network incurred primarily in North America totaling $4 million and $16 million for the quarter and year-to-date periods ended October 1, 2011, respectively.

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